Exhibit 99.1

Contact:

Investor Relations

212-479-3150

NEW RESIDENTIAL ANNOUNCES FIRST QUARTER 2014 RESULTS

NEW YORK—(BUSINESS WIRE)—May 14, 2014—New Residential Investment Corp. (NYSE:NRZ; “New Residential” or the “Company”) today reported the following information for the quarter ended March 31, 2014:

FIRST QUARTER FINANCIAL HIGHLIGHTS:

•	GAAP Income of $49 million, or $0.19 per diluted share

•	Core Earnings of $42 million, or $0.16 per diluted share

•	Common Dividend of $44 million, or $0.175 per share

	Q1 2014	Q4 2013
Summary Operating Results:
GAAP Income	$49 million	$81 million
GAAP Income per Diluted Share	$0.19	$0.31

Non-GAAP Results:
Core Earnings*	$42 million	$37 million
Core Earnings per Diluted Share*	$0.16	$0.14

*For	a reconciliation of GAAP Income to Core Earnings, please refer to the Reconciliation of Core Earnings below.

Highlights for the quarter ended March 31, 2014:

•	Excess Mortgage Servicing Rights (“Excess MSRs”) – During the quarter, New Residential invested $19 million to fund previously committed interests in pools of Excess MSRs related to $8 billion UPB of Non-Agency residential mortgage loans. Returns on New Residential’s existing Excess MSR portfolio remain strong and have outperformed expectations. The Company has received $230 million of cash flow to date and still expects to receive approximately $1.2 billion in the future, although actual results may differ.

•	Servicer Advances – As of the end of Q1, a joint venture formed by New Residential and co-investors (the “Buyer”) acquired or agreed to acquire $6.3 billion of advances from Nationstar Mortgage Holdings Inc. (“Nationstar”). To date, returns on these investments have outperformed the Buyer’s initial projections. Advance balances have decreased by $1.8 billion, versus the Buyer’s initial projection of a $0.5 billion decline, and the advance to UPB ratio has declined 1.4%, versus the Buyer’s initial estimate of a 0.3% decline. Furthermore, the Buyer closed on two financing facilities totaling $2.9 billion, one during the quarter and another subsequent to quarter end. Both facilities improved upon prior financing terms, with a loan-to-value of 94% and an average cost of funds of approximately 2.5%. Given the outperformance and improved financing, the Buyer’s projected lifetime IRR was revised to 20% from the initial target of 15%.

•	Non-Performing Loans (“NPLs”) – New Residential acquired $72 million UPB of NPLs during the quarter, bringing the total portfolio to $229 million UPB. Actual results on the existing portfolio to date have exceeded New Residential’s expectations. In the first quarter alone, the portfolio had 50 liquidations, which represents an implied 24% cash-on-cash yield, although the lifetime yield may differ.

•	Non-Agency RMBS – Through a transaction that occurred during the quarter, New Residential purchased approximately $625 million current face amount of Non-Agency RMBS for approximately $553 million.

Highlights subsequent to March 31, 2014:

•	$175 Million Equity Offering – On April 25, 2014, New Residential priced its first public offering of 25,000,000 shares of its common stock for gross proceeds of approximately $152.5 million, before deducting underwriting costs and expenses. Including the exercised overallotment option of 3,750,000 shares of common stock, the gross proceeds totaled approximately $175.4 million. The net proceeds from the offering will be used for general corporate purposes, including making a variety of investments, which may include, but are not limited to, investments in Excess MSRs, servicer advances, real estate securities and real estate related loans.

•	Excess Mortgage Servicing Rights (“Excess MSRs”) – On May 12, 2014, New Residential invested $34 million to acquire an interest in Excess MSRs related to $13 billion UPB of residential mortgage loans.

•	Servicer Advances – On May 2, 2014, the Buyer received $86 million from New Residential to fund the purchase of $618 million of new servicer advances.

•	Non-Performing Loans (“NPLs”) – Subsequent to quarter end, New Residential agreed on the purchase prices for two separate pools of NPLs with $618 million UPB in total. New Residential expects to complete these investments in the second quarter, although there can be no assurance that these investments will be completed in such timeframe or at all.

ADDITIONAL INFORMATION

For additional information that management believes to be useful for investors, please refer to the presentation posted on the Investor Relations section of the Company’s website, www.newresi.com. For consolidated investment portfolio information, please refer to the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which are available on the Company’s website (www.newresi.com).

EARNINGS CONFERENCE CALL

New Residential’s management will host a conference call on Wednesday, May 14, 2014 at 10:00 A.M. Eastern Time. A copy of the earnings release will be posted to the Investor Relations section of New Residential’s website, www.newresi.com.

All interested parties are welcome to participate on the live call. The conference call may be accessed by dialing 1-866-393-1506 (from within the U.S.) or 1-706-634-0623 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “New Residential First Quarter 2014 Earnings Call.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newresi.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available two hours following the call’s completion through 11:59 P.M. Eastern Time on Wednesday, May 28, 2014 by dialing 1-855-859-2056 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference access code “35071533.”

Unaudited Condensed Consolidated Statements of Income

($ in thousands, except per share data)

	Three Months Ended March 31,
	2014	2013
Interest income	$71,490	$16,191
Interest expense	38,997	899

Net Interest Income	32,493	15,292

Impairment
Other-than-temporary impairment (“OTTI”) on securities	328	—
Valuation allowance on loans	164	—

	492	—

Net interest income after impairment	32,001	15,292

Other Income
Change in fair value of investments in excess mortgage servicing rights	6,602	1,858
Change in fair value of investments in excess mortgage servicing rights, equity method investees	6,374	969
Earnings from investments in consumer loans, equity method investees	16,360	—
Gain on settlement of investments	4,357	—
Other income	1,357	—

	35,050	2,827

Operating Expenses
General and administrative expenses	2,075	2,719
Management fee allocated by Newcastle	—	2,325
Management fee to affiliate	4,486	—
Incentive compensation to affiliate	3,338	—

	9,899	5,044

Income (Loss) Before Income Taxes	57,152	13,075
Income tax expense	287	—

Net Income (Loss)	$56,865	$13,075

Noncontrolling interests in Income (Loss) of Consolidated Subsidiaries	$8,093	$—

Net Income (Loss) Attributable to Common Stockholders	$48,772	$13,075

Net Income Per Share of Common Stock
Basic	$0.19	$0.05

Diluted	$0.19	$0.05

Weighted Average Number of Shares of Common Stock Outstanding
Basic	253,209,019	253,025,645

Diluted	259,839,934	253,025,645

Dividends Declared per Share of Common Stock	$0.175	$—

Consolidated Balance Sheets

($ in thousands)

	March 31, 2014 (Unaudited)	December 31, 2013
Assets
Investments in:
Excess mortgage servicing rights, at fair value	$341,704	$324,151
Excess mortgage servicing rights, equity method investees, at fair value	338,307	352,766
Servicer advances, at fair value	3,457,385	2,665,551
Real estate securities, available-for-sale	2,345,221	1,973,189
Residential mortgage loans, held-for-investment	34,045	33,539
Consumer loans, equity method investees	231,422	215,062
Cash and cash equivalents	140,495	271,994
Restricted cash	34,607	33,338
Derivative assets	45,040	35,926
Other assets	30,608	53,142

	$6,998,834	$5,958,658

Liabilities and Equity

Liabilities
Repurchase agreements	$2,143,094	$1,620,711
Notes payable	3,234,805	2,488,618
Trades payable	—	246,931
Due to affiliates	7,997	19,169
Dividends payable	44,312	63,297
Accrued expenses and other liabilities	7,977	6,857

	5,438,185	4,445,583

Commitments and Contingencies

Equity
Common Stock, $0.01 par value, 2,000,000,000 shares authorized, 253,209,669 and 253,197,974 issued and outstanding at March 31, 2014 and December 31, 2013, respectively	2,532	2,532
Additional paid-in capital	1,156,408	1,157,118
Retained earnings	107,446	102,986
Accumulated other comprehensive income, net of tax	9,928	3,214

Total New Residential stockholders’ equity	1,276,314	1,265,850
Noncontrolling interests in equity of consolidated subsidiaries	284,335	247,225

Total Equity	1,560,649	1,513,075

	$6,998,834	$5,958,658

Reconciliation of Core Earnings

($ in thousands)

	Three Months Ended
	March 31, 2014	December 31, 2013
Net income (loss) attributable to common stockholders	$48,772	$80,507
Impairment	492	1,698
Other Income	(35,050)	(83,804)
Incentive compensation to affiliate	3,338	11,499
Non-capitalized deal inception costs	—	1,369
Core earnings of equity method investees:
Excess mortgage servicing rights	9,225	9,861
Consumer loans	14,987	15,643

Core Earnings	$41,764	$36,773

CORE EARNINGS

New Residential has four primary variables that impact its operating performance: (i) the current yield earned on its investments, (ii) the interest expense incurred on the debt used to finance its investments, (iii) its operating expenses and (iv) its realized and unrealized gain or losses, including any impairment, on its investments. “Core earnings” is a non-GAAP measure of the Company’s operating performance excluding the fourth variable above and adjusting the earnings from the consumer loan investment to a level yield basis. It is used by management to gauge the Company’s current performance without taking into account: (i) realized and unrealized gains and losses, which although they represent a part of the Company’s recurring operations, are subject to significant variability and are only a potential indicator of future economic performance; (ii) incentive compensation paid to the Company’s Manager; and (iii) non-capitalized deal inception costs.

While incentive compensation paid to New Residential’s Manager may be a material operating expense, the Company excludes it from core earnings because (i) from time to time, a component of the computation of this expense will relate to items (such as gains or losses) that are excluded from core earnings, and (ii) it is impractical to determine the portion of the expense related to core earnings and non-core earnings, and the type of earnings (loss) that created an excess (deficit) above or below, as applicable, the incentive compensation threshold. To illustrate why it is impractical to determine the portion of incentive compensation expense that should be allocated to core earnings, note that, as an example, in a given period, New Residential may have core earnings in excess of the incentive compensation threshold but incur losses (which are excluded from core earnings) that reduce total earnings below the incentive compensation threshold. In such case, the Company would either need to (a) allocate zero incentive compensation expense to core earnings, even though core earnings exceeded the incentive compensation threshold, or (b) assign a “pro forma” amount of incentive compensation expense to core earnings, even though no incentive compensation was actually incurred. New Residential believes that neither of these allocation methodologies achieves a logical result. Accordingly, the exclusion of incentive compensation facilitates comparability between periods and avoids the distortion to the Company’s non-GAAP operating measure that would result from the inclusion of incentive compensation that relates to non-core earnings. With regard to non capitalized deal inception costs, management does not view these costs as part of the Company’s core operations. Non-capitalized deal inception costs are generally legal and valuation service costs, as well as other professional service fees, incurred when the Company acquires certain investments. These costs are recorded as general and administrative expenses in its statements of income. Management believes that the adjustments to compute “core earnings” specified above allow investors and analysts to readily identify the operating performance of the assets that form the core of the Company’s activity, assist in comparing the core operating results between periods, and enable investors to evaluate the Company’s current performance using the same measure that management uses to operate the business.

Core earnings does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of the Company’s liquidity and is not necessarily indicative of cash available to fund cash needs.

ABOUT NEW RESIDENTIAL

New Residential focuses on opportunistically investing in, and actively managing, investments related to residential real estate. The Company primarily targets investments in: (1) mortgage servicing related assets, (2) residential mortgage backed securities (“RMBS”), (3) residential mortgage loans and (4) other related investments. New Residential is organized and conducts its operations to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. The Company is managed by an affiliate of Fortress Investment Group LLC, a global investment management firm.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 such as the statements that the Company expects to receive approximately $1.2 billion of cash flow from its Excess MSR investments and to complete additional investments in NPLs relating to $618 million of UPB. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond the Company’s control. For instance, actual cash flow from our Excess MSRs could differ materially from our expectations if prepayment and delinquency rates were higher than expected and recapture rates were lower than expected. The Company can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could affect such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” incorporated by reference in the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which are available on the Company’s website (www.newresi.com). In addition, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Source: New Residential Investment Corp.

New Residential Investment Corp.

Investor Relations, 212-479-3150